Exhibit 99.1

Contacts:
Manny Hernandez
CFO, VP Finance & Administration
(408) 943-2754

FOR IMMEDIATE RELEASE

Joseph L. McCarthy
VP Corporate Communications
(408) 943-2902

Cypress Announces Proposed $500 Million Convertible Subordinated Note Offering
and Issuer Call Spread Options

SAN JOSE, Calif.—May 28, 2003—Cypress Semiconductor Corporation (NYSE: CY) announced today that it intends to offer, subject to market and other conditions, $500 million aggregate principal amount of convertible subordinated notes due 2008 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The number of shares issuable upon conversion of the notes is to be determined by negotiations between the company and the initial purchasers of the notes.

The company stated that it expects to grant the initial purchasers an option to purchase up to an additional $100 million principal amount of notes.

Cypress intends to use the net proceeds of the offering to redeem at least $400 million of its outstanding 4% and 3.75% convertible subordinated notes, to repurchase shares of its common stock and for other general corporate purposes, which may include other debt repayment. The company also intends to use a portion of the proceeds to purchase issuer call spread options with respect to its common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.